Exhibit 99.1

Primus Reports 24% Revenue Growth in the Fourth Quarter and Second Consecutive
                Profitable Quarter; 2003 Revenue Increases 20%

    SEATTLE, Feb. 12 /PRNewswire-FirstCall/ -- Primus Knowledge Solutions, Inc. (Nasdaq: PKSI) today announced financial results for the fourth quarter and year ended December 31, 2003.
    Revenue for the fourth quarter of 2003 was $8.8 million, an increase of approximately 24% compared to $7.1 million for the third quarter of 2003, and an increase of approximately 92% compared to $4.6 million for the fourth quarter of 2002. Total operating expenses for the fourth quarter of 2003 were $6.7 million, compared to $5.5 million for the third quarter of 2003 and compared to $5.1 million for the fourth quarter of 2002. Net income for the fourth quarter of 2003 was $528,000 or $0.02 per share, compared to net income of $379,000 or $0.02 per share for the third quarter of 2003, and a net loss of $1.7 million or $0.09 per share for the fourth quarter of 2002. Primus's consolidated operating results include the results of Amacis Group Limited since December 22, 2003, the date of acquisition.
    For the year ended December 31, 2003, revenues were $25.1 million an increase of 20% compared to $20.9 million for the year 2002. Total operating expenses were $22.7 million for the year 2003, compared to $25.0 million (including a restructuring charge of $1.2 million) for the year 2002. The net loss was $2.9 million or $0.15 per share for the year 2003, compared to a net loss for the year 2002, including the cumulative effect of a change in accounting principle recorded in the first quarter of 2002 of $2.3 million, of $11.2 million, or $0.59 per share. The year 2002 loss before the cumulative effect of the change in accounting principle was $9.0 million or $0.47 per share. Primus's consolidated operating results for the year ended December 31, 2003 also include the results of Broad Daylight, Inc. since September 3, 2003, the date of acquisition.
    As of December 31, 2003, Primus had cash of approximately $12.2 million compared to $11.4 million at September 30, 2003.
    "2003 was a successful year for Primus, we achieved excellent financial results, delivering profitability in each of the final two quarters, while continuing to invest in our world class products," said Michael Brochu, president and CEO of Primus. "During the year we grew revenues, expanded our product offerings, added new market-leading global customers and acquired two exceptional companies as part of our strategy for accelerated growth. With our award-winning products, dedicated and talented employees and blue chip customer base we enter 2004 with great momentum."

    Notable 2003 highlights include:
    -- Growing sequential quarterly revenue by 24% in the fourth quarter and annual revenue by 20%.
    -- Finishing 2003 showing profitability in the final half of the year.
    -- Adding new customers, including a significant wireless provider, a leading provider of high performance network equipment, Altera Corporation, Cap Gemini Ernst & Young, Genentech, Groupe Victoria, Information Technology, Inc. (a FiServ company), Oce-USA, Primavera Systems, Red Hat, Washington Mutual Bank, WebEx Communications and others; as well as having repeat business with Airbus, Eastman Kodak, Hewlett-Packard, IBM, MAPICS, Mentor Graphics, NextiraOne, Pervasive Software and others.
    -- Continuing to show our value to global enterprises by closing four transactions in 2003 greater than $1 million. During the fourth quarter of 2003, revenue from an enterprise sale to one customer represented approximately 30% of total revenue. During the year ended December 31, 2003, revenue from two customers represented approximately 29% of total revenue.
    -- Completing the acquisition of Broad Daylight, Inc. in September.  Broad
       Daylight is recognized as a leader in the Web self-service market, and further enhances Primus's self and assisted service products. Broad Daylight also has a marquee customer base, including Kodak and McDonalds.
    -- Completing the acquisition of Amacis Group Limited in December. Amacis is a recognized leader in the electronic communications management market, a crucial element in a complete self and assisted service product offering. Amacis brings Primus blue chip customers such as Allied Irish Bank, Cable & Wireless, HSBC, Orange, Vertex Data Systems and Yahoo.
    -- Closing a $1 million transaction, during the fourth quarter with an existing Primus customer for the recently acquired Amacis electronic communications management solution.
    -- Receiving the 2003 STAR Award for "Best Support Technology Vendor" from the Service & Support Professionals Association (SSPA), the leading industry association for IT support professionals.
    -- Being awarded "Product of the Year" by Customer Interaction Solutions
       magazine.
    -- Continuing to build strong alliances, strategic partnerships and deeper customer integrations with such companies as IBM, Siebel Systems, Peoplesoft, Remedy, Amdocs/Clarify and Motive Communications.
    -- Deploying Primus Enterprise Search in less than two weeks at one of the premier North American wireless providers, utilizing natural language search and scaling to fulfill the promise of self-service by delivering answers to over half a million customer questions per month.
    -- Deploying two-way Short Messaging Services and preparing to roll out two-way Multi-media Messaging Service products to meet the channel communication requirements for one of the largest European wireless providers.

    The Unaudited Condensed Consolidated Balance Sheet as of December 31, 2003 and the Unaudited Condensed Consolidated Statements of Operations for the three and twelve months ended December 31, 2003 presented herein include the preliminary allocation of the purchase price (including estimated acquisition costs incurred in the acquisition) of Amacis Group Limited. The estimated fair values of assets acquired and liabilities assumed are based upon preliminary estimates and may not be indicative of the final allocation of purchase price consideration.

    Corporate Conference Call
    Primus will host a conference call discussing its fourth quarter and year end 2003 results today at 5:00 p.m. EST (2:00 p.m. PST). Investors can access the conference call by dialing 800-374-1745. Please call five minutes in advance to ensure that you are connected prior to the presentation. A playback of the call will be made available for two weeks, two hours after the completion of the call and the call will also be available for playback via Primus's website at www.primus.com. Playback call numbers are 800-642-1687 for domestic calls and 706-645-9291 for international calls. The pass code for the playback is 5529648.

    About Primus
    Primus Knowledge Solutions develops award-winning software that enables companies to provide a superior customer experience via contact centers, help desks, Web self-service, and electronic communication channels. Primus technology powers every interaction with knowledge to increase customer satisfaction and reduce operational costs. Primus continues to receive industry accolades for its robust product suite. In 2003, Primus received the STAR Award for "Best Support Technology Vendor" from the Service & Support Professionals Association (SSPA), was recognized for its trend-setting products and named one of the "100 Companies that Matter in Knowledge Management" by KMWorld magazine, and received the CRM Excellence Award from the editors of Customer Interaction Solutions magazine. Global organizations such as Allied Irish Bank, The Boeing Company, CompuCom, EMC, Ericsson, Inc., Fujitsu Limited, Inc., IBM, Eastman Kodak Co., HSBC, Orange, Motorola, 3Com, and T-Mobile rely on Primus technology to enhance their customer service and support initiatives. Visit www.primus.com for more information.

    NOTE: Primus and Primus Knowledge Solutions are registered trademarks of Primus Knowledge Solutions, Inc. Other products and company names mentioned in this press release may be the trademarks of their respective owners.

    Any statements, expectations and assumptions contained in this press release that do not describe historical facts, such as statements about the integration, performance, use, and deployment of Primus products and anticipated future results constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There is no guarantee that these results will actually occur. Any forward-looking statements contained in this release are based on current expectations, are not guarantees of future performance, and are subject to a number of risks and uncertainties. Factors that could cause actual results to differ materially from current expectations include the following: any adjustments to our reported financial results made in connection with the final allocation of purchase price related to our 2003 acquisitions, our 2003 audit or our audit of the financial results of Amacis; difficulties encountered in the integration of personnel and products from recent acquisitions; difficulties encountered in the integration, deployment, or implementation of our products and customer's systems; failure in customer's widespread adoption and use of our products; quality of customer's databases of solutions; fluctuations in customer demand; use of the Web as a delivery vehicle for customer support or eCRM solutions; risk resulting from new product introductions and customer acceptance of new products; rapid technological change; the risks associated with competition and the rapid consolidation of competitors; continued growth in the use of the Internet; the ability of Primus to manage its growth and integration efforts and the ability of Primus to compete successfully in the future, as well as other risks identified in Primus' Securities and Exchange Commission filings, including but not limited to those appearing under the caption "Factors Affecting our Future Operating Results" in Primus' Report on 10-K filed in March of 2003 and Forms 10-Q filed in May, August and November of 2003.


                       Primus Knowledge Solutions, Inc.
                    Condensed Consolidated Balance Sheets
                                (In thousands)
                                 (unaudited)

                                                December 31,   December 31,
                                                    2003           2002

    Assets
    Current assets:
      Cash, cash equivalents and short-term
       securities                                 $12,154       $12,958
      Accounts receivable, net                      5,475         4,201
      Prepaids and other assets                     1,001           847
    Total current assets                           18,630        18,006

      Property and equipment, net                   1,415         2,268
      Goodwill                                     11,785            --
      Other intangible assets, net                  3,609            --
      Note receivable from related party               --           750
      Deposits and other assets                       224           236
    Total assets                                  $35,663       $21,260

    Liabilities and Shareholders' Equity
    Current liabilities:
      Accounts payable and accruals                $6,853        $4,174
      Deferred revenue, excluding non current
       portion                                      7,526         6,228
    Total current liabilities                      14,379        10,402

    Deferred revenue, excluding current portion     1,271            --

    Total shareholders' equity                     20,013        10,858
    Total liabilities and shareholders' equity    $35,663       $21,260


                       Primus Knowledge Solutions, Inc.
          Unaudited Condensed Consolidated Statements of Operations
               (In thousands, except share and per share data)

                                Three Months Ended    Twelve Months Ended
                                   December 31,           December 31,
                              2003         2002         2003          2002
    Revenue:
      License               $4,674       $1,582      $10,730       $8,092
      Service                4,113        2,981       14,321       12,850
    Total revenue            8,787        4,563       25,051       20,942
    Cost of revenue:
      License                  321           64          611          328
      Service                1,190        1,110        4,725        4,697
      Amortization of
       purchased intangibles    54           --           68           --
    Total cost of revenue    1,565        1,174        5,404        5,025

    Gross profit             7,222        3,389       19,647       15,917

    Operating expenses:
      Sales and marketing    2,659        2,629       10,434       11,519
      Research and
       development           2,164        1,582        7,788        7,856
      General and
       administrative        1,881          889        4,452        4,367
      Restructuring charges     --         (35)           --        1,227
    Total operating expenses 6,704        5,065       22,674       24,969

    Income (loss) from
     operations                518      (1,676)      (3,027)      (9,052)
    Other income (expense),
     net                      (28)           14          170          202
    Income (loss) before income
     taxes and cumulative effect
     of change in accounting
     principle                 490      (1,662)      (2,857)      (8,850)
    Income tax benefit
     (expense)                  38         (17)         (70)        (111)
    Income (loss) before
     cumulative effect of change
    in accounting principle    528      (1,679)      (2,927)      (8,961)
    Cumulative effect of change
     in accounting principle    --           --           --      (2,281)
    Net income (loss)         $528     $(1,679)     $(2,927)    $(11,242)

    Basic and diluted net
     income (loss) per
     common share:
      Income (loss) before
       cumulative effect of
       change in accounting
       principle             $0.02      $(0.09)      $(0.15)      $(0.47)
      Cumulative effect of
       change in accounting
       principle                --           --           --       (0.12)
                             $0.02      $(0.09)      $(0.15)      $(0.59)

    Weighted average shares
     used in computing basic
     net income (loss)
     per common share   21,733,790   18,999,404   19,379,326   18,982,841

    Weighted average shares
     used in computing
     diluted net income
     (loss) per common
      share             24,395,034   18,999,404   19,379,326   18,982,841


SOURCE  Primus Knowledge Solutions, Inc.
    -0-                             02/12/2004
    /CONTACT: investors, +1-206-834-8341, or Investor.relations@primus.com, or media, +1-206-834-8325, or ktreat@primus.com, both of Primus Knowledge Solutions, Inc./
    /Web site:  http://www.primus.com/
    (PKSI)

CO:  Primus Knowledge Solutions, Inc.
ST:  Washington
IN:  CPR STW
SU:  ERN CCA